Securities And Exchange Commission

Washington, D.C. 20549

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FORM 8-K/A1

CURRENT REPORT

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Date of report (date of earliest event reported): September 14, 2006

CLEAN ENERGY COMBUSTION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31339 (Commission File Number)	98-0211550 (I.R.S. Employer Identification No.)

Suite 1480 – 777 Hornby Street Vancouver, British Columbia, Canada, V6Z 1S4
(Address of principal executive offices)                                        (Zip Code)

(604) 669-1560
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 4.01     Changes In Registrant's Certifying Accountant

Pursuant to 304(a)(1)(i) of regulation S-B, the former auditors, Staley, Okada & Partners, resigned effective September 14, 2006, as a consequence of  Staley, Okada & Partners’ (“Staley Okada”) transaction with PricewaterhouseCoopers LLP.  We enclose a copy of the resignation letter of Staley, Okada & Partners stating the reasons thereto as Exhibit 16.1

Pursuant to 304(a)(1)(ii) of Regulation S-B, Staley Okada provided  auditor’s reports on the annual financial statements for the fiscal years ended December 31, 2002 and 2003.  In both cases there was no adverse opinion or disclaimer of opinion and their opinion was not qualified or modified as to uncertainty, audit scope or accounting principles.

In reference to Item 304(a)(1)(iii) of Regulation S-B the Company did not seek a change in auditors.  Rather, Clean Energy’s Board of Directors has unanimously approved the change of auditors pursuant to Staley Okada & Partners’ resignation, effective September 14, 2006.

In reference to Item 304(a)(1)(iv)(A) of Regulation S-B there were no disagreements in the years 2002 and 2003 and through the period ending September 14, 2006 with any former accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.

As the Company was effectively inactive during the last two years, the former auditors were never engaged in conducting an audit of the Company.  Subsequently, we have recently engaged Moore & Associates, Chartered Accountants & Advisors to provide accounting reports for the fiscal years ended December 31, 2004, 2005 and 2006 and the interim quarterly reports for 2005 and 2006.

As of  March  21, 2007 Moore & Associates, Chartered Accountants & Advisors located at 2675 S. Jones Blvd. Suite 109 Las Vegas, Nevada 89146 has replaced Staley Okada as the Company’s auditors.  Prior to their recent engagement, we had not consulted with them on any matter related to these financial reporting periods.  We expect that filing of these reports will take place within 90 days.

Item 9.01     Financial Statements and Exhibits

Exhibits

 16.1       Letter re change in certifying accountant

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Vancouver, British Columbia, Canada, this 15th day of May, 2007.

CLEAN ENERGY COMBUSTION SYSTEMS, INC., a Delaware corporation
By: /s/ John Maskell Corporate Secretary (Director)
By: /s/ Doug Wilson President (Director)